Exhibit 10.17

The Company’s compensatory arrangement with John Randal Tyson, Chief Sustainability Officer, is not set forth in a formal document. A description of such arrangement is as follows:

Upon his promotion to Chief Sustainability Officer, Mr. Tyson’s annual salary was $250,000, subject to annual merit increases applicable to Company employees generally. He also participates in the Executive Annual Incentive Plan, the Company’s short-term incentive plan for executive officers, and in the Company’s long-term incentive plans, all on terms and in amounts as determined by the Compensation and Leadership Development Committee (the “CLDC”) of Company’s Board of Directors. Mr. Tyson is also entitled to severance benefits in the event of termination (other than for “cause”) under the Company’s Executive Severance Plan. He is also eligible for personal use of Company-owned aircraft in the CEO’s discretion and subject to an overall limit for executive officers established by the CLDC.